Exhibit 99.1

              Innovex Announces Fiscal 2004 Second Quarter Results

            Announces Major Expansion of Flat Panel Display Business

    MAPLE PLAIN, Minn., April 19 /PRNewswire-FirstCall/ -- Innovex, Inc. (Nasdaq: INVX) today reported revenue of $39.3 million for the fiscal 2004 second quarter ending March 31, 2004, a 6% increase from the $37.1 million reported for the prior year second quarter. The company's pretax loss was $385,000 in the second quarter of fiscal 2004 as compared to a pretax loss of $2.6 million in the prior year second quarter. The company's net income was $137,000 or $0.01 per share in the second quarter of fiscal 2004. This compares to a net loss of $1.4 million or $0.09 per share in the prior year second quarter.
    "The March quarter was a challenging one because of build plan reductions caused by excess channel inventory in the hard disk drive (HDD) sector and capacity expansion start-up problems encountered during the quarter," commented William P. Murnane, Innovex's President and Chief Executive Officer. "We have successfully worked through our capacity installation problems and we are cautiously optimistic that the HDD industry resolved its channel inventory problems during the quarter," commented Murnane.
    Revenue from the disk drive industry generated 75% of the Company's net sales for the quarter, integrated circuit packaging application revenue was 12%, flat panel display (FPD) application revenue was 5%, network system application revenue was 5% and other revenue was 3%. Revenue from display applications was slightly lower in the quarter as the company's initial high volume program began to phase down during the quarter.
    In its June quarter, the company expects revenue between $39 and $43 million and diluted earnings per share between $0.00 to $0.04. In its September quarter, the company anticipates revenue of $45 to $50 million and earnings of $0.05 to $0.10 per diluted share. The anticipated increases are resulting from new product ramps in the company's FPD business segment.
    "We believe our HDD demand will continue to be soft in the June quarter, which is typically the slowest quarter of the year for the HDD market," stated Murnane. "In addition, we are also seeing some softening of stacked memory demand in the quarter.
    "On the other hand, we had some very significant FPD program wins during the quarter. We now know that we will be ramping at least 10 new FPD programs over the next three quarters. The FPD ramps should begin in earnest later this quarter and we expect a linear ramp into the December 2004 quarter. We are forecasting exiting December 2004 at an annualized FPD revenue run rate of $50 million. We are particularly excited by our FPD market success because it will mark the achievement of a major strategic objective by driving significant customer and market diversification, helping us attain a more balanced customer and market concentration. We believe FPD will make up at least 25% of our revenue base in fiscal 2005," said Murnane.
    The gross margin for the fiscal 2004 second quarter was 14% as compared to 11% for the fiscal 2003 second quarter. The improved margin as compared to the fiscal 2003 second quarter was the result of higher net sales increasing the company's fixed cost leverage and efficiency improvements primarily related to the company's Six Sigma initiative. The fiscal 2004 second quarter gross margin was lower than expected due to a higher mix of assembled product and lower than expected yields related to new product ramp-ups.
    "We expect gross margins in the third quarter to improve but continue to be impacted by new product ramp costs," stated Tom Paulson, Innovex's Chief Financial Officer. "We invested $2.5 million in the fiscal 2004 second quarter primarily to add capacity in selected constraint areas and have increased our expected capital expenditures for fiscal 2004 to between $10-12 million as a result of the new FPD qualifications," stated Paulson.
    Innovex will conduct a conference call and web cast for investors beginning at 10:00 a.m. Central Daylight Time (CDT) on Tuesday, April 20, 2004. During the conference call, Mr. Murnane and senior managers will discuss the strong future of the company's FPD business and future product, revenue, mix and margin expectations along with historical results.
    To listen to the live conference call, dial 785-832-1508 and ask for conference ID "Innovex." The live web cast will be available at www.innovexinc.com/investor.shtml . A replay of the call will be available on Tuesday, April 20 through 11:59 p.m. EST on Thursday, April 22. To access the replay, dial (402) 220-0857 and ask for conference ID "Innovex." The web cast version of the conference call will be archived at www.innovexinc.com/investor.shtml .
    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.
    Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

                                INNOVEX, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                (In thousands)
                                                 Three Months Ended March 31,
                                                     2004              2003
    Net sales                                      $39,265           $37,056
    Costs and expenses:
      Cost of sales                                 33,708            32,823
      Selling, general and administrative            4,289             4,742
      Engineering                                    1,681             1,642
      Restructuring charges                            -                 -
      Net interest expense                             176               554
      Net other (income) expense                      (204)              (89)
    Income (loss) before income taxes                 (385)           (2,616)
    Provision for income taxes                        (522)           (1,249)
    Net income (loss)                                 $137           ($1,367)
    Net income (loss) per share:
        Basic                                        $0.01            ($0.09)
        Diluted                                      $0.01            ($0.09)
    Weighted average shares outstanding:
        Basic shares                                19,020            15,170
        Diluted shares                              19,678            15,170

                                                   Six Months Ended March 31,
                                                     2004              2003
    Net sales                                      $83,608           $71,581
    Costs and expenses:
      Cost of sales                                 69,327            63,853
      Selling, general and administrative            9,246             9,365
      Engineering                                    3,432             3,178
      Restructuring charges                            -                 750
      Net interest expense                             335             1,122
      Net other (income) expense                      (251)                2
    Income (loss) before income taxes                1,519            (6,689)
    Provision for income taxes                        (212)           (3,026)
    Net income (loss)                               $1,731           ($3,663)
    Net income (loss) per share:
        Basic                                        $0.09            ($0.24)
        Diluted                                      $0.09            ($0.24)
    Weighted average shares outstanding:
        Basic shares                                18,979            15,164
        Diluted shares                              19,720            15,164

                                INNOVEX, INC.
                         CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                                  March 31,      September 30,
        ASSETS                                      2004              2003
    Current assets:
        Cash and equivalents                       $15,782           $21,607
        Accounts receivable, net                    26,834            24,450
        Inventory                                   13,770             8,635
        Other current assets                         6,581             5,839
            Total current assets                    62,967            60,531
    Property, plant and equipment, net              65,682            66,881
    Intangible & other assets, net                   5,362             5,342
    Deferred income taxes long term                  5,241             4,829
            Total assets                          $139,252          $137,583

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities                            $28,113           $24,949
    Long-term debt                                   4,958             9,087
    Stockholders' equity                           106,181           103,547
            Total liabilities and
             stockholders' equity                 $139,252          $137,583

                                INNOVEX, INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                (In thousands)
                                                   Six months ended March 31,
                                                     2004              2003
    Cash Flows From Operating Activities:
       Net income (loss)                            $1,731           ($3,663)
       Adjustments to reconcile net
        income (loss) to net cash provided
        by operating activities:
           Depreciation and amortization             5,779             6,067
           Restructuring charges                       -                 750
           Other non-cash items                        (64)              (94)
           Changes in operating assets
            and liabilities:
              Accounts receivable                   (2,385)           (4,210)
              Inventories                           (5,135)               84
              Deferred income taxes                   (412)           (3,309)
              Income taxes                             (25)              -
              Other current assets                    (715)               92
              Accounts payable                       2,300             3,303
              Other current liabilities                172               695
    Net cash provided by (used in)
     operating activities                            1,246              (285)
    Cash Flows From Investing Activities:
          Capital expenditures                      (4,597)           (2,286)
          Proceeds from sale of assets                  60                 4
    Net cash used in investing activities           (4,537)           (2,282)
    Cash Flows From Financing Activities:
        Principal payments on long-term
         debt                                       (3,438)           (4,895)
        Net (payments) proceeds on line
         of credit                                     -               8,516
        Proceeds from exercise of stock
         options                                       700                37
        Proceeds from employee stock
         purchase plans                                204                74
        Net cash provided by (used in)
         financing activities                       (2,534)            3,732
    Increase (decrease) in cash and
     equivalents                                    (5,825)            1,165
    Cash and equivalents at beginning of
     year                                           21,607             2,364
    Cash and equivalents at end of year            $15,782            $3,529

SOURCE  Innovex, Inc.
    -0-                             04/19/2004
    /CONTACT: Tom Paulson, CFO, or Doug Keller, VP - Finance, both of Innovex, Inc., +1-763-479-5300, or fax, +1-763-479-5395/
    /Web site:  http://www.innovexinc.com
                http://www.innovexinc.com/investor.shtml /
    (INVX)
CO:  Innovex, Inc.
ST:  Minnesota
IN:  CPR HRD CSE
SU:  ERN CCA MAV ERP